SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  April 3, 1997


                         MELAMINE CHEMICALS, INC.
          (Exact name of registrant as specified in its charter)


         Delaware                      0-16032                64-0475913
(State or other jurisdiction   (Commission File Number)     (IRS Employer
     of incorporation)                                    Identification No.)


          Highway 18 West, Donaldsonville, Louisiana              70346
           (Address of principal executive offices)             (Zip Code)



                                  (504) 473-3121
              (Registrant's telephone number, including area code)


                                       N/A
         (Former name or former address, if changed since last report.)

Item 2.   Acquisition or Disposition of Assets.

     On April 3, 1997, pursuant to the terms of a Technology Transfer and Technical Cooperation Agreement dated February 25, 1997 (the "Agreement") by and between Melamine Chemicals, Inc. (the "Company") and DSM Melamine B.V. ("DSM"), the Company assigned to DSM its patented and unpatented high pressure and high temperature noncatalytic melamine process and production technology (the "Technology"), and granted to DSM a non-exclusive license to use its related application patents worldwide. In exchange therefor, the Company received $25 million, $15 million of which was paid at closing and $10 million of which is payable in two equal installments under promissory notes maturing January 1, 2000 and January 1, 2005. These notes will bear interest at a per annum rate of 5.94% and 6.32%, respectively, payable annually on January 1 of each year during which the notes remain outstanding. In addition, the Company has retained the royalty-free right to use the Technology to (i) construct in the Western Hemisphere up to two additional melamine plants with an aggregate maximum production capacity of 80,000 metric tons (only one of which may be built outside of the United States or Canada) and (ii) construct any additional melamine plants in the United States or Canada that replace the 50,000 metric tons of aggregate annual production capacity of the Company's two existing melamine plants in Donaldsonville, Louisiana. As additional consideration under the Agreement, DSM will assist the Company in modifying its low pressure melamine plant to implement improvements to be recommended by DSM following its study of the Company's plant. The Company anticipates that DSM will complete its study and issue its recommendations in late 1997 or early 1998.

     Subject to certain exceptions, prior to June 2015 (i) DSM will not be permitted to use the Technology to construct a melamine plant in the United States or Canada, other than plants built by DSM or its affiliates to replace the 80,000 metric ton production capacity of DSM's joint venture melamine plant located in Fortier, Louisiana, and (ii) the Company will not be permitted to use the Technology to construct a melamine plant outside of the Western Hemisphere. The Company and DSM will remain free to sell melamine worldwide without restriction under the Agreement.

     Under the Agreement each party will cooperate for ten years in the development of improvements to the Technology. All such improvements developed by the Company, DSM or both during this ten-year period will be owned by DSM, subject to the Company's royalty-free right to use such improvements in the Western Hemisphere on the same terms as the Technology. Subject to certain limitations, DSM will be permitted for ten years to use the Company's existing high pressure and high temperature plant to test ideas that DSM reasonably believes may be developed into commercially useful improvements of the Technology. DSM will have access to such plant for up to eight weeks annually during the first four years of the Agreement, and for up to six weeks annually during the next six years.

     Subject to certain limitations and restrictions, the Company has agreed to indemnify DSM under various circumstances, including in connection with any proceedings alleging that DSM's ownership or use of the Technology infringes any other person's intellectual property rights.

     DSM is a subsidiary of DSM N.V., an international chemical and materials company headquartered in Heerlen, The Netherlands. Either directly or through joint ventures, DSM operates melamine plants in Europe, the United States and Indonesia.

     The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 2.1.

Item 7.   Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired.

          Not Applicable.

     (b)  Pro Forma financial information.

          Not Applicable.

     (c)  Exhibits.

          2.1 - Technology Transfer and Technical Cooperation Agreement, dated as of February 25, 1997, by and between Melamine Chemicals, Inc. and DSM Melamine B.V. (Portions of this agreement are confidential and have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)

          Pursuant to the regulations of the Securities and Exchange Commission, all schedules and exhibits to the foregoing agreement (other than Exhibits B, C, E) have been intentionally omitted from this Report. The table of contents to the foregoing agreement contains a complete listing of all schedules and exhibits. Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  MELAMINE CHEMICALS, INC.

                                  By: /s/ Wayne D. DeLeo
                                      --------------------------------
                                               Wayne D. DeLeo
                                             Vice President and
                                           Chief Financial Officer

Dated:  April 10, 1997